EXHIBIT 5

                                 May 28, 1998







Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Dear Sirs:

Please be advised that The B.F.Goodrich Company is filing herewith a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of securities to be issued under the Rohr, Inc. 1982 Stock Option Plan, the Rohr, Inc. 1989 Stock Incentive Plan and the Rohr, Inc. 1995 Stock Incentive Plan (the "Plans").

In connection with such filing, I, or attorneys employed or engaged by The B.F.Goodrich Company, have examined such documents, certificates, and records and have made such inquiries as I have deemed necessary or appropriate in order to give the opinions expressed herein. On the basis of such examination and inquiries, I am of the opinion that the Common Stock of The B.F.Goodrich Company to be issued under the Plans, will, when issued in accordance with the Plans, be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                                               Very truly yours,



                                               /s/Nicholas J. Calise
                                               Nicholas J. Calise